UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 19, 2007

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

(a) On December 19, 2007, National Interstate Corporation (the “Company”) entered into a $50 million five-year unsecured Credit Agreement with KeyBank National Association, as administrative agent, letter of credit issuer, lead arranger and sole book runner, and U.S. Bank National Association as documentation agent (the “Credit Agreement”), which includes a sublimit of $10 million for letters of credit. The Company has the ability to increase the line of credit to $75 million subject to the Credit Agreement’s accordion feature.

At the Company’s election, advances under the Credit Agreement bear interest at either (1) a rate per annum equal to the greater of the administrative agent’s prime rate or 0.5% in excess of the federal funds effective rate (the “Alternative Base Rate”) or (2) the one-, two-, three-, or six-month per annum London InterBank Offered Rate (LIBOR), as selected by the Company, multiplied by the statutory reserve adjustment (the “Adjusted LIBO Rate”), plus an applicable margin. The applicable margin for Adjusted LIBO Rate advances depends on the Company’s A.M. Best insurance group rating and varies from 0.450% to 0.900%. Based on the Company’s current A.M. Best insurance group rating of “A,” the Company would pay interest at the Adjusted LIBO Rate plus 65 basis points on borrowed funds.

Commitment fees on the average daily unused portion of the Credit Agreement are payable at rates per annum ranging from 0.090% to 0.175%, depending on the Company’s A.M. Best insurance group rating. Letter of credit participation fees are payable to each lender on the amount of such lender’s letter of credit exposure, during the period from the effective date of the Credit Agreement to the date which is the later of (i) the date on which such lender’s commitment terminates or (ii) the date on which such lender ceases to have any letter of credit exposure, at a rate per annum equal to the applicable margin for the Adjusted LIBO Rate. Based on the Company’s current A.M. Best insurance group rating of “A,” the Company will pay 12.5 basis points on the unused portion of the Credit Agreement.

Interest on Alternate Base Rate advances is payable at the end of each calendar quarter. Interest on Adjusted LIBO Rate advances is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the period is longer than three months.

The Credit Agreement requires the Company to maintain specified financial covenants measured on a quarterly basis, including consolidated net worth, fixed charge coverage ratio and debt to capital ratio. In addition, the Credit Agreement contains certain affirmative and negative covenants, including negative covenants that limit or restrict the Company’s ability to, among other things, pay dividends, incur additional indebtedness, effect mergers or consolidations, make investments, enter into asset sales, create liens, enter into transactions with affiliates and other restrictions customarily contained in such agreements. The Credit Agreement will terminate on December 19, 2012.

This summary is qualified in its entirety by reference to the full text of the Credit Agreement, which has been filed as an exhibit hereto and is hereby incorporated by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement among National Interstate Corporation, KeyBank National Association and U.S. Bank National Association dated as of December 19, 2007.

99.1	Press Release of National Interstate Corporation dated December 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

	By:	/s/ Julie A. McGraw
Julie A. McGraw
Vice President and Chief Financial Officer

Date: December 21, 2007